                                                                 EXHIBIT 11.1


                            TEKGRAF, INC.

                   COMPUTATION OF EARNINGS PER SHARE
               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                     FOR THE YEAR ENDED
                                                        DECEMBER 31,
                                                    2000          1999
                                                    ----          ----
Net loss                                           $ (2,334)     $ (7,118)

Basic and diluted weighted average number of
  common shares                                   6,130,366     6,161,664

Basic and diluted net loss per share               $  (0.38)     $  (1.16)
                                                  =========     =========